EXHIBIT 99.2

NEWS RELEASE

PCD Announces Completion of Sale of Assets of Wells-CTI Division to UMD Technology, Inc.

Peabody, MA, May 7, 2003 - PCD Inc. (OTC Bulletin Board: PCDIQ.OB), a manufacturer of electronic connectors, today announced that UMD Technology, Inc. has completed the acquisition of PCD's Wells-CTI Division for $2.050 million in cash, plus assumed liabilities. The acquisition covers substantially all the assets and operating liabilities of the Well-CTI U.S. operations, headquartered in Phoenix, AZ; plus the equity of Wells-CTI KK, the Company's Yokohama, Japan subsidiary.

UMD, based in Portland, OR, provides engineering services and products to the electronics industry.

The Division, which continues to operate from its Phoenix and Yokohama locations, and supplies advanced design burn-in sockets to the semiconductor testing industry, is now a subsidiary of UMD, and has been renamed Kabushiki Wells-CTI, LLC. UMD emphasized that all of the Division's operations are conducting business as usual, and the Company will continue to accept customer orders and service its customers with existing facilities and personnel.

Following the closing of the transaction, and as part of the Chapter 11 process, Wells-CTI will continue to finalize its distributions to creditors.

As announced on March 21, 2003, to facilitate the sales of PCD's two business divisions: the Industrial/Avionics Division, headquartered in Peabody, MA, and Wells-CTI Division, headquartered in Phoenix, AZ, PCD Inc. and its domestic subsidiary, Wells-CTI, Inc., filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. The Company's Japanese subsidiary, Wells-CTI KK, was not included in the bankruptcy filings, although its shares are included in the sale of Wells-CTI. The U.S. Bankruptcy Court for the District of Massachusetts approved the sale of the Wells-CTI Division to UMD on May 1, 2003.

THIS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WITH RESPECT TO THE PROPOSED TRANSACTIONS BY PCD INC. FOR EACH OF THESE STATEMENTS, PCD INC. CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INCLUDE STATEMENTS REGARDING ONGOING OPERATIONS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL OR CURRENT FACTS REGARDING FUTURE PLANS, EVENTS AND PROSPECTS ARE FORWARD-LOOKING STATEMENTS. THE STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO: CHANGES IN GENERAL ECONOMIC CONDITIONS, and the like. The Company's most recent filings with the Securities and Exchange Commission, including Form 10-K, contain additional information concerning many of these risk factors, and copies of these filings are available from the Company upon request and without charge.

PCD INC. DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS, ANY OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

Contacts:

John L. Dwight, Jr. John J. Sheehan III
Chief Executive Officer Chief Financial Officer
PCD Inc. PCD Inc.
(978) 532-8800 (978) 532-8800